Exhibit 19.1
BROOKFIELD OAKTREE HOLDINGS, LLC SECURITIES TRADING POLICY
I.GENERAL

This Securities Trading Policy (this “Policy”) concerns compliance as it pertains to the disclosure of material, non-public information regarding the Company (as defined below) or another company and to trading in securities while in possession of such information. This Policy shall apply to:

•Brookfield Oaktree Holdings, LLC (f/k/a Oaktree Capital Group, LLC) and its consolidated subsidiaries (collectively, the “Company” or “BOH”);
•Oaktree Capital Management, L.P. (“OCM” and together with BOH, “Oaktree”) as a service provider to BOH;
•each of BOH’s and OCM’s directors, officers and employees, including interns and temporary personnel with assignments of 90 days or more (collectively referred to herein as “Access Persons”); and
•each household and immediate family member of Access Persons (collectively, “Related Persons”).

Oaktree, Access Persons and Related Persons (collectively, referred to herein as “Insiders”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions.

This Policy is intended to protect Insiders from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading.
Appropriate judgment should be exercised in connection with all securities trading. In view of the sensitivity of the issues dealt with in this Policy, it is important to avoid even the appearance of impropriety. If you have specific questions regarding this Policy or applicable law, please contact the Compliance Department.

II.INSIDER TRADING

Federal securities laws prohibit trading in the securities of a company while aware of “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy or sell the securities to which such inside information relates. This includes any communication providing inside information on social media or other internal or external Internet platforms. Anyone violating these laws is subject to personal liability and could face significant fines and criminal penalties, including imprisonment. Federal securities laws also create a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, Access Persons may come into possession of inside information concerning the Company, its industry, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities and securities of certain other companies. Any violation of this Policy could subject you to disciplinary action, up to and including termination.

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III.STATEMENT OF POLICY ON INSIDER TRADING

No Insider may trade securities issued by Brookfield Oaktree Holdings, LLC (collectively, the “BOH Preferred Units”) at any time when the Insider has material, non-public information concerning the Company. As of the date of this policy, BOH Preferred Units consist of BOH Series A and Series B Preferred Units listed on the New York Stock Exchange.

No Insider may disclose material, non-public information to any other person (including family members) except in accordance with Oaktree’s policies and procedures regarding the handling of such information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.

No Insider who receives or has access to the Company’s material, non-public information may comment on stock price movements or rumors of other Company developments (including discussions on social media, blogs or online comment forums) that are of possible significance to the investing public unless it is part of the Insider’s job or the Insider has been specifically authorized by any Co-Chairman, the Chief Executive Officer or the Vice Chairman in each instance. If you inadvertently comment on stock price movements or rumors or disclose material, non-public information relating to the Company to a third party you must contact the General Counsel of Oaktree Capital Management, L.P. (the “General Counsel”) or his designee immediately. In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs, including with respect to any repurchase or distribution of the Company’s securities or acquisitions, divestitures or similar transactions. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Company’s Corporate Finance Department.

IV.DEFINED TERMS

A.What is a Security?

The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred) and other equity securities, stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.

B.What is Material Information?

Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could be material. Insiders should assume that information that would affect their consideration of whether to trade, or that might tend to influence the price of the security, is material.
Examples of material information can include, but are not limited to:
•dividend information;

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•earnings results;
•changes in previously released earnings results or estimates;
•a significant merger, acquisition or divestiture proposal or agreement;
•investments, joint ventures or changes in assets;
•the gain or loss of a significant client;
•restructuring or layoffs;
•changes in, or disagreements with, auditors or notifications that the Company may no longer rely on such firm’s report;
•significant litigation or governmental investigations;
•cybersecurity and privacy incidents or events;
•liquidity problems; and
•extraordinary management developments.

Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, you should err on the side of caution. You should keep in mind that the rules and regulations of the
U.S. Securities and Exchange Commission (the “SEC”) provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were unrelated to the information.

C.What is Non-Public Information?

For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:

First, the information must have been widely disseminated. Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:

•it has appeared in a filing with the SEC;
•it has been carried in a “financial” news service such as PR Newswire or Business Wire;
•it has been carried in a “general” news service such as the Associated Press;
•it has been carried by a national television news service; and/or
•it has been disclosed in another manner compliant with Regulation FD.

Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by or on behalf of the Company. In other words, the fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the rumors, speculation or statements are accurate.

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Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public.

V.PRE-CLEARANCE PROCEDURES FOR TRADING IN BOH PREFERRED UNITS

The procedures outlined in this Section V apply to all Insiders (hereinafter referred to as “Restricted Persons”), except for certain persons specified by the Compliance Department who
(i) do not devote substantially all working time to the activities of the Company and (ii) do not have access to information about the day-to-day investment activities of the Company. For the avoidance of doubt, Restricted Persons include all persons who are subject to the filing requirements under Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), (hereinafter referred to as “Section 16 Persons”).

No Restricted Person may trade in BOH Preferred Units, or make a charitable gift of BOH Preferred Units, without first obtaining preclearance by the Compliance Department. To obtain preclearance, Restricted Persons must complete and submit a Request for Preclearance within Oaktree’s automated personal trading system. Restricted Persons must wait until they receive approval through such personal trading system or directly from an Approving Officer before entering into a trade. Any request to trade in BOH Preferred Units may be approved or denied in the Company’s sole discretion. Restricted Persons will be required to make certain certifications each time a request for pre-approval is made, including that they have no knowledge that would cause the trade to violate the general trading principles set forth above. Section 16 Persons must also notify the Compliance Department about the planned date of a trade to ensure timely filing of any report required under Section 16 of the Exchange Act.

In addition to the preclearance requirements enumerated above, no Restricted Person, whether or not he or she possesses material non-public information, may enter into a short sale transaction or purchase a put option in respect of BOH Preferred Units. Further, all Restricted Persons must hold any purchased BOH Preferred Units for at least 60 days prior to disposing of such BOH Preferred Units (or such other period as may be required by the Company consistent with Oaktree policies in force from time to time). This means, for example, that no Restricted Persons may purchase BOH Preferred Units and then sell those BOH Preferred Units within 60 calendar days. Any call options purchased in respect of BOH Preferred Units must have an expiration date which is at least 60 calendar days from the date of purchase.

Approval for transactions and pledges of BOH Preferred Units will generally be granted only during a Window Period (described below) and the transaction may only be performed during the Window Period in which the approval was granted and in any event within two business days from the date of approval.

A.Window Periods

The Company has established four “windows” of time during the fiscal year when a Request for Prior Approval of Personal Investment Transactions with respect to BOH Preferred Units may be approved and trading may be performed (“Window Periods”).
Each Window Period begins no earlier than the second trading day on the New York Stock Exchange after the day on which the Company files its Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the prior fiscal quarter or fiscal year, as the case may be, with the SEC. That same Window Period closes on the 15th of the last month of the Company’s then-current fiscal quarter, or if the 15th of the last month of the Company’s then-current fiscal

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quarter is not a trading day, then the first trading day immediately prior thereto. The window will be deemed closed in accordance with the foregoing unless such dates are specifically changed in a written notice from the General Counsel or his designee. After the close of the Window Period, Restricted Persons may not purchase, sell or otherwise dispose of any BOH Preferred Units. The prohibition against trading while aware of, or tipping of, material, non-public information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the market for BOH Preferred Units, no Insider may trade in BOH Preferred Units. You must consult the General Counsel or the General Counsel’s designee whenever you are in doubt.

B.Suspension of Trading

From time to time, the Company may require that directors, officers, selected employees and/or others suspend trading in BOH Preferred Units because of developments that have not yet been disclosed to the public (a “Suspension Period”). All those affected shall not trade in BOH Preferred Units while the Suspension Period is in effect, and shall not disclose to others that a Suspension Period has been instituted. Though these Suspension Periods generally will arise because the Company is involved in a highly sensitive transaction, incident or event, they may be declared for any reason. If the Company declares a Suspension Period to which you are subject, the General Counsel or his designee will notify you when it begins and ends.

C.Notification of Window Periods

In order to assist you in complying with this Policy, the Company will deliver an e-mail (or other communication) notifying all Restricted Persons when the Window Period will open and when the Window Period is about to close. The Company’s delivery or non-delivery of these emails (or other communication) does not relieve you of your obligation to only trade in BOH Preferred Units in full compliance with this Policy.

D.Hardship Exemptions

You may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if you are not in possession of material, non-public information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Legal Department or Compliance Department.

VI.POTENTIAL SANCTIONS

Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in BOH Preferred Units during the Window Periods and outside of any Suspension Periods or with pre-clearance should not be considered a “safe harbor”. We remind you that, whether or not a transaction is executed during a Window Period or whether or not a transaction has been approved by the Company, you may not trade BOH Preferred Units on the basis of material, non- public information. You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is

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particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

VII.LIABILITY AND POSSIBLE DISCIPLINARY ACTIONS
Any person who violates this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career. Insiders, controlling persons (as described below) and the Company may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have material, non-public information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material, non-public information, or to whom they have made recommendations or expressed opinions on the basis of such material, non-public information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

Federal securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s controlling persons are directed to take appropriate steps to ensure that those whom they supervise, understand and comply with the requirements set forth in this Policy.

VIII.LEGAL EFFECT OF THIS POLICY

This Policy and the procedures that implement this Policy are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact-specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

Last updated: March 15, 2024

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